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  EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF BASIC AND DILUTED
                 EARNINGS PER SHARE (UNAUDITED)



                                            THREE MONTHS ENDED MARCH 31,
                                            ____________________________
                                               2000               1999
                                               ____               ____
                                                               (Restated)
BASIC EARNINGS PER SHARE

  Net Income                                   $ 8,439            $  7,363
                                               =======            ========
  Weighted average number of
  shares outstanding                            13,678              13,765
                                               =======            ========

Basic earnings per share                       $   .62            $    .53
                                               =======            ========

DILUTED EARNINGS PER SHARE

  Weighted average number of
  shares outstanding                            13,678             13,765

  Net effect of dilutive stock options,
  based on the treasury stock method                 7                -
                                              ________           _________

Total diluted shares used in computation        13,685              13,765
                                              ========           =========

Diluted earnings per share                    $   .62            $     .53
                                              ========           =========



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